Exhibit 23.1 INDEPENDENT AUDITORS' CONSENT We consent to the incorporation by reference in this Registration Statement of NYFIX, Inc. and subsidiary on Form S-3 of our report dated March 2, 2001 (March 14, 2001 as to Note 18) included in the Annual Report on Form 10-K of NYFIX, Inc. for the year ended December 31, 2000 and the use of our report dated March 2, 2001 (March 14, 2001 as to Note 18) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus. /s/ Deloitte & Touche LLP Deloitte & Touche LLP Stamford, Connecticut May 4, 2001